Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

GAMCO Investors, Inc.

Up to 800,000 Shares of its Class A Common Stock

At a Purchase Price not Less than $46.00 nor Greater than $50.00 per Share

The Offer, Proration Period and Withdrawal Rights will Expire at 12:00 Midnight, Eastern Time, on December 12, 2012, Unless the Offer is Extended

GAMCO Investors, Inc., a New York corporation (“we,” “us,” “our,” or the “Company”) is offering to purchase for cash (the “Offer”), up to 800,000 shares of its Class A common stock, $0.001 par value, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal.  The Offer will commence on November 14, 2012 and terminate at 12:00 Midnight, Eastern Time, on December 12, 2012, or such later date to which the Company may extend the Offer (the “Expiration Date”).  Unless otherwise indicated, all references to shares are to shares of our Class A common stock.

On the terms and subject to the conditions of the Offer, we will determine the single per share price, not less than $46.00 nor greater than $50.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares so tendered and the prices specified by the tendering shareholders.  We will select the lowest purchase price within the indicated range that will enable us to purchase 800,000 shares pursuant to the Offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the Expiration Date, at a price not less than $46.00 nor greater than $50.00 per share.  We refer to the purchase price we select within the range indicated for our shares as the “Purchase Price.”

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 7.

All shares that we acquire in the Offer will be acquired at the Purchase Price, regardless of whether the shareholder tendered at a lower price.  We will purchase only shares properly tendered at prices at or below the applicable Purchase Price and not properly withdrawn prior to the Expiration Date of the Offer.  However, because of the “small lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if shareholders tendered at or below the Purchase Price, if the Offer is oversubscribed.  We will not purchase shares tendered at prices greater than the Purchase Price.  Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date.

Our shares of Class A common stock are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “GBL.”  We publicly announced our intention to commence this Offer after market close on November 13, 2012.  On November 13, 2012, the last full trading day before the announcement of the Offer, the reported closing price of the shares on the NYSE was $46.26 per share.  Before deciding whether to tender shares, shareholders are urged to obtain current market quotations for the shares.

A detailed discussion of this Offer is contained in this Offer to Purchase.  Shareholders are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, before making a decision regarding this Offer.

EACH OF OUR BOARD OF DIRECTORS AND A SPECIAL COMMITTEE CONSISTING ENTIRELY OF INDEPENDENT MEMBERS OF OUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THIS OFFER.  HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT OR DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES.  YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF YOUR SHARES AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM.

GGCP, Inc. (“GGCP”), the beneficial owner of a majority of our Class B common stock and approximately 96,000 shares of our Class A common stock as of November 13, 2012, has indicated its non-binding intention to tender a portion or all of its Class A common shares in the Offer.  In addition, as of the date hereof, under a resolution of the Board of Directors of GAMCO there remain 295,644 shares of Class B common stock which may be exchanged for shares of our Class A common stock, and GGCP may exchange some of its Class B common shares for Class A common shares and tender some or all of such Class A common shares in the Offer. Mario Gabelli, our Chairman, Chief Executive Officer and Chief Investment Officer – Value Portfolios, who is also the Chief Executive Officer, a director and the controlling shareholder of GGCP, has not indicated his intention to tender in the Offer.  Mr. Gabelli may be deemed to have beneficial ownership of the Class A common stock held by GGCP by virtue of the relationships described above.  Mr. Jamieson, our President and Chief Operating Officer, has indicated his non-binding intention to tender approximately 5,000 shares in the Offer.  Our other directors and executive officers do not intend to participate in the Offer and do not intend to tender any of their shares.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase.  Any representation to the contrary is a criminal offense.

The Depositary for the Offer is:

By Mail:	By Overnight Courier:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal or related documents may be directed to the information agent at its telephone numbers and address below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue
Stamford, CT 06902

Shareholders please call:  (800) 573-4370
Banks and Brokers please call:  (203) 658-9400
Email: GAMCO.info@morrowco.com

Offer to Purchase dated November 14, 2012

IMPORTANT PROCEDURES

If you wish to tender all or any part of your shares, you must do one of the following before the Offer expires at 12:00 Midnight, Eastern Time, on December 12, 2012, or such later date and time to which we may extend the Offer:

•
(i) complete and sign the related Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including your share certificates, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or (ii) tender the shares according to the procedure for book-entry transfer described in Section 3; or

•
request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee and have the nominee tender your shares for you.

If you desire to tender your shares but (i) your share certificates are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (ii) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (iii) you cannot deliver the other required documents to the Depositary by the expiration of the Offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

Shareholders must complete the Letter of Transmittal to effect a valid tender of shares.

Additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer materials may be obtained from Morrow & Co., LLC, the information agent for this Offer (the “Information Agent”), and will be furnished at the Company’s expense.  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.  Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

Table of Contents

SUMMARY TERM SHEET		1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		6

THIS OFFER		7
1.	GENERAL TERMS OF THE OFFER	7
2.	NUMBER OF SHARES; PRORATION	7
3.	PROCEDURE FOR TENDERING SHAREHOLDERS	10
4.	WITHDRAWAL RIGHTS	15
5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE	15
6.	CONDITIONAL TENDER OF SHAREHOLDERS	16
7.	CERTAIN CONDITIONS OF THE OFFER	17
8.	INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER	20
9.	PRICE RANGE OF SHARES AND SHAREHOLDERS	24
10.	SOURCE AND AMOUNT OF FUNDS	25
11.	TRANSACTIONS AND AGREEMENTS CONCERNING SHARES	25
12.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS	32
13.	U.S. FEDERAL INCOME TAX CONSEQUENCES	32
14.	ADDITIONAL INFORMATION; MISSCELLANEOUS	38

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  It highlights the material terms of the proposed Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in the body of this Offer to Purchase.  We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer.  We have included references to the sections of this document where you will find a more complete discussion.  Unless otherwise indicated, references to shares are to shares of our Class A common stock and not to any other securities.

WHO IS MAKING THE OFFER?	GAMCO Investors, Inc., a New York corporation, with principal executive offices at One Corporate Center, Rye, New York 10580, telephone (914) 921-3700.
WHAT ARE WE OFFERING TO PURCHASE?	We are offering to purchase shares of Class A common stock.
WHAT WILL BE THE PURCHASE PRICE FOR THE SHARES?
We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”  This procedure allows you to select the price per share (in increments of $0.50) within a price range specified by us at which you are willing to sell your shares.  The price range for the Offer is $46.00 to $50.00 per share.  We will determine the Purchase Price that we will pay per share promptly after the Expiration Date.  The Purchase Price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering shareholders, we can purchase 800,000 shares.  If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn prior to the Expiration Date.

The Purchase Price will not be less than $46.00 nor greater than $50.00 per share.  The closing sale price for the shares on the NYSE on November 13, 2012, the last full trading day before the public announcement of the commencement of the Offer, was $46.26.  We will pay the same per share Purchase Price in cash, less any applicable withholding taxes and without interest, for all the shares we purchase in the Offer, even if some of the shares are tendered at a price below the Purchase Price.  See Section 2.  Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer.”  If you agree to accept the Purchase Price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $46.00 per share.  You should understand that this election could have the effect of decreasing the Purchase Price determined by us, which may result in your shares being purchased at the minimum price per share.  See Section 2.

WHAT IS THE MARKET PRICE OF OUR SECURITIES?
Our shares of Class A common stock are listed and traded on the NYSE under the symbol “GBL.”  On November 13, 2012, the last full trading day before the announcement of the Offer, the reported closing price of the shares on the NYSE was $46.26 per share.  See Section 9.

HOW MANY SHARES WILL THE COMPANY PURCHASE IN THE OFFER?
We are offering to purchase up to 800,000 shares or such lesser amount of shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the Offer.  As of November 13, 2012, we had issued and outstanding approximately 6,543,208 shares of our Class A common stock.  The 800,000 shares represent approximately 12% of our outstanding Class A common stock as of November 13, 2012.  Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of outstanding shares of our Class A common stock (or 130,864 shares).  In exercising this right, we may increase the Purchase Price to allow us to purchase all such additional shares.  The Offer is not conditioned on any minimum number of shares being tendered.  See Section 7.

WHAT WILL HAPPEN IF MORE THAN 800,000 SHARES ARE TENDERED AT OR BELOW THE PURCHASE PRICE?
If more than 800,000 shares are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date for the Offer, we will purchase shares as follows:
• first, from all holders of “small lots” of less than 100 shares who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date for the Offer;

• second, from all other shareholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the applicable Expiration Date, on a pro rata basis (except for shareholders who tendered shares conditionally if the condition was not satisfied); and

• third, only if necessary to permit us to purchase 800,000 shares, from shareholders who have conditionally tendered shares at or below the Purchase Price and do not properly withdraw them (if the condition was not initially satisfied), by random lot, to the extent feasible.  To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “small lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price.  See Section 2.

IF I OWN FEWER THAN 100 SHARES SUBJECT TO THE OFFER AND I TENDER ALL OF MY SHARES, WILL I BE SUBJECT TO PRORATION?
If you beneficially own fewer than 100 shares, in the aggregate, and you properly tender all of these shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date for the Offer and you complete the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure.  See Section 2.

WHY IS THE COMPANY MAKING THIS OFFER?
We believe that the repurchase of shares is consistent with our long-term goal of maximizing shareholder value.  Our Board of Directors, with the assistance of management and outside advisors, has evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of certain of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares.  Furthermore, we believe the Offer is an efficient means to provide liquidity to our shareholders.  The Offer represents the opportunity for us to return cash to shareholders who elect to tender their shares, while at the same time increasing non-tendering shareholders’ proportionate interest in us.  See Section 8.

HOW WILL THE COMPANY PAY FOR THE SHARES?	We anticipate that we will purchase shares in the Offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition to the Offer. See Section 10.
WHEN DOES THE OFFER EXPIRE?
The Offer will expire at 12:00 Midnight, Eastern Time, on December 12, 2012, unless we extend it.  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.  We may choose to extend the Offer for any reason, subject to applicable laws.  We cannot assure you that we will extend the Offer or indicate the length of any extension we may provide.  See Section 12.

HOW WILL I BE NOTIFIED IF THE COMPANY EXTENDS, AMENDS OR TERMINATES THE OFFER?
If we decide to extend the Offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.  We will announce any amendment to the Offer by making a public announcement of the amendment.  We can terminate the Offer under certain circumstances.  See Section 12.

ARE THERE ANY CONDITIONS TO THE OFFER?
While the Offer is not conditioned upon any minimum number of shares being tendered or our receipt of financing, it is subject to customary conditions, such as the absence of court and governmental action prohibiting, challenging or restricting the Offer and the absence of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us, as well as other conditions.  See Section 7.

ONCE TENDERED, MAY I WITHDRAW MY TENDER?
If you tender shares pursuant to this Offer, you may withdraw your tender at any time until the Expiration Date.  If you wish to withdraw your tender, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase.  Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of those shares.  Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

WILL THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS PARTICIPATE IN THE OFFER?
GGCP, the beneficial owner of a majority of our Class B common stock and approximately 96,000 shares of our Class A common stock as of November 13, 2012, has indicated its non-binding intention to tender a portion or all of its Class A common shares in the Offer.  In addition, as of the date hereof, under a resolution of the Board of Directors of GAMCO there remain 295,644 shares of Class B common stock which may be exchanged for shares of our Class A common stock, and GGCP may exchange some of its Class B common shares for Class A common shares and tender some or all of such Class A common shares in the Offer. Mario Gabelli, our Chairman, Chief Executive Officer and Chief Investment Officer – Value Portfolios, who is also the Chief Executive Officer, a director and the controlling shareholder of GGCP, has not indicated his intention to tender in the Offer.  Mr. Gabelli may be deemed to have beneficial ownership of the Class A common stock held by GGCP by virtue of the relationships described above.  Mr. Jamieson, our President and Chief Operating Officer, has indicated his non-binding intention to tender approximately 5,000 shares in the Offer.  Our other directors and executive officers do not intend to participate in the Offer and do not intend to tender any of their shares.

DO WE RECOMMEND THAT YOU TENDER YOUR SHARES IN THE OFFER?
Each of our Board of Directors and a special committee consisting entirely of independent members of our Board of Directors unanimously approved the Offer.  However, neither the Company nor any of its directors, officers or employees, nor the Information Agent or Depositary, makes any recommendation to you as to whether to tender or refrain from tendering your shares.  You must make your own decision as to whether to tender some or all of your shares.

HOW DO I TENDER MY SHARES PURSUANT TO THE OFFER?
1) You must properly complete and duly execute the Letter of Transmittal and deliver it with your share certificate(s) to the Depositary at the address appearing on the back cover page of this document;
2) The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or
3) You must comply with the guaranteed delivery procedure.

WHEN WILL THE COMPANY PAY FOR THE SHARES I TENDER?
We will pay the applicable Purchase Price to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the Expiration Date of the Offer and the acceptance of the shares for payment; provided, however, that, if proration is required, we do not expect to announce the results of the proration and begin paying for tendered shares until up to approximately four (4) business days after the expiration of the Offer.  See Section 5.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?	Shareholders that choose not to tender their shares will own a greater percentage interest in our outstanding Class A common stock following consummation of the Offer. See Section 8.
WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?
If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions.  If you hold shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable.  See Section 3.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?
Generally, your receipt of cash from us in exchange for tendered shares will be a taxable transaction for United States federal income tax purposes.  The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares purchased by us or as a distribution from us in respect of shares.  We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.  Non-United States Holders (as defined in Section 13) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

WHO CAN RESPOND TO QUESTIONS OR PROVIDE ASSISTANCE REGARDING THE OFFER?
Please direct questions or requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials, in writing, to the Information Agent, Morrow & Co., LLC, at the address appearing on the back cover of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains certain forward-looking statements that involve risks and uncertainties.  All statements other than statements of historical information contained herein are forward-looking statements.  These statements may contain projections relating to revenues, earnings, operations, other financial measures, economic conditions, trends and known uncertainties, and may include statements regarding our future performance, strategies and objectives.  Representatives of the Company may also make forward-looking statements.  Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements.

Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events.  Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements.  Any forward-looking statement speaks only as of the date on which the statement is made.  The Company undertakes no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof.

By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2011, including Item 1A, “Risk Factors,” in such report, and to our Quarterly Reports on Form 10-Q or Form 10-Q/A for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, as well as our other filings with the SEC, for a more detailed discussion of risks and uncertainties.  Any forward-looking statement should be read and interpreted together with these other filings.  There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business.  Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company.  Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.  For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

THE OFFER

1.	GENERAL TERMS OF THE OFFER

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we will purchase 800,000 shares or such lesser amount of shares as may be properly tendered and not properly withdrawn, in accordance with Section 2, before 12:00 Midnight, Eastern Time, on December 12, 2012, the scheduled Expiration Date of the Offer, unless extended, at a Purchase Price not less than $46.00 nor greater than $50.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. Unless otherwise indicated, all references to shares are to shares of our Class A common stock.  The Offer will commence on November 14, 2012 and terminate on the Expiration Date, or such later date to which the Company may extend the Offer.

2.	NUMBER OF SHARES; PRORATION

Number of Shares.  In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase more than 800,000 shares pursuant to the Offer without amending or extending the Offer, provided that such increase does not result in an increase of our purchase of greater than 2% of the outstanding shares.  In the event of an oversubscription of the Offer as described below, shares tendered at prices at or below the Purchase Price for the Offer (determined as provided herein) will be subject to proration, except for Small Lots (as defined below).

If we:

•	increase the price to be paid for the shares above $50.00 per share, or decrease the price to be paid for the shares below $46.00 per share;

•	increase the number of shares being sought in the Offer by more than 2% of our outstanding shares (or 130,864 shares); or

•	decrease the number of shares being sought in the Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 12, we will extend the affected Offer until the expiration of such period of ten (10) business days.  For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 7.

Purchase Price.  In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $46.00 nor greater than $50.00 per share, at which they are willing to sell their shares to us in the Offer.  The lowest price that may be specified for shares is $46.00.  The prices that may be specified for shares increase in increments of $0.50 up to the highest price that may be specified which is $50.00 per share.  A shareholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price.  Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price (determined as provided herein) we pay for shares properly tendered and not properly withdrawn pursuant to the Offer, in which case the shareholder will be deemed to have tendered such shares at the minimum price of $46.00 per share.  Choosing the second option will maximize the chance that we will purchase a tendering shareholder’s shares, may lower the Purchase Price paid for all purchased shares in the Offer and could result in the tendering shareholder receiving a price per share as low as $46.00.  See Section 9 for recent market prices for our shares of Class A common stock.

TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED SHARES AT THE PURCHASE PRICE FOR SUCH SHARES DETERMINED AS PROVIDED HEREIN.  IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.  SEE SECTION 3.

As promptly as practicable following the Expiration Date, we will determine the Purchase Price within the applicable price range that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders.  We will select the lowest purchase price within the indicated range that will enable us to purchase 800,000 shares pursuant to the Offer, or such fewer number of shares as are properly tendered and not properly withdrawn in the Offer prior to the Expiration Date.  In each case, the Purchase Price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest.  Shares properly tendered under the Offer at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the small lot priority, proration and conditional tender provisions.

We will not purchase shares tendered at prices greater than the Purchase Price, nor will we purchase shares that we do not accept in the Offer because of “small lot” priority, proration and conditional tender provisions.  We will return to the tendering shareholders shares that we do not purchase in the Offer at our expense promptly after the applicable Expiration Date.

Shareholders also can specify the order in which we will purchase shares tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer.  In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the Depositary will select the order of shares purchased.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if more than 800,000 shares are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date for the Offer, we will purchase properly tendered and not properly withdrawn shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Small Lot Holder (as defined below) of shares who:

o
tenders all shares beneficially owned by such Small Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by such Small Lot Holder will not qualify for this preference); and

o	completes the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•
Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at prices at or below the Purchase Price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•
Third, only if necessary to permit us to purchase 800,000 shares from shareholders, shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the Purchase Price determined in the Offer, will, to the extent feasible, be selected for purchase by random lot.  To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the Purchase Price.  In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the Purchase Price.

Small Lots.  The term “Small Lots” means, with respect to the shares, all shares properly tendered prior to the applicable Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (a “Small Lot Holder”) who beneficially owned fewer than 100 shares, as the case may be, and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

To qualify for the Small Lot preference with respect to the Offer, a Small Lot Holder must tender all shares, as applicable, owned by the Small Lot Holder in accordance with the procedures described in Section 3.  Small Lots will be accepted for payment before any proration of the purchase of other tendered shares.  This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.  By tendering in the Offer, a Small Lot Holder who holds shares in its name and tenders its shares directly to the Depositary, would not only avoid the payment of brokerage commissions, but also would avoid any applicable Small Lot discounts in a sale of the holder’s shares.  Any Small Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  Upon the terms and subject to the conditions of the Offer (including the Small Lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than 800,000 shares are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase such properly tendered and not properly withdrawn shares, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

If proration of tendered shares is required, we will determine the proration factor for those shares promptly after the Expiration Date of the Offer.  Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder at or below the Purchase Price selected by us to the total number of shares tendered by all shareholders at or below the Purchase Price selected by us.  This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the Offer.  Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the Small Lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under the Offer until approximately four (4) business days after the Expiration Date for the Offer.  The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 3 the number of shares that we will purchase from a shareholder under the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares as of November 14, 2012 and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

3.	PROCEDURE FOR TENDERING SHAREHOLDERS

Proper Tender of Shares.  For shareholders to properly tender shares under the Offer:

•
the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the Letter of Transmittal, before the Expiration Date, or

•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline.

We recommend that shareholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

In accordance with Instruction 5 of the Letter of Transmittal for shares, each shareholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $46.00 per share or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder.” A tender of shares will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer.”  NOTE THAT SELECTING “SHARES TENDERED AT PRICE DETERMINED IN THE OFFER,” MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $46.00 PER SHARE.  The closing sale price for the shares on the NYSE on November 13, 2012, the last full trading day before the public announcement of the commencement of the Offer, was $46.26.

Shareholders also can specify the order in which we will purchase shares tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer.  In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the Depositary will select the order of shares purchased.

In order to qualify for the preferential treatment available to Small Lot Holders as set forth above, Small Lot Holders must tender all of their shares and also complete the section titled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

A shareholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price, provided that a shareholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price.  In the event a shareholder has submitted multiple Letters of Transmittal in order to tender shares at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective.

TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL.  IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

Signature Guarantees.  No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in DTC, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the Letter of Transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). If a certificate for shares is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of (1) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility as described above, (2) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and (3) any other documents required by the applicable Letter of Transmittal.

Method of Delivery.  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER.  IF YOU CHOOSE TO DELIVER REQUIRED DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

Book-Entry Delivery.  The Depositary will establish an account for the shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase.  Any financial institution that is a participant in DTC’s system may make book-entry delivery of shares by causing DTC to transfer such shares into the Depositary’s account in accordance with DTC’s procedure for such transfer.  Even though delivery of shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

United States Federal Backup Withholding Tax.  In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. shareholder surrendering shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications.  If a shareholder does not provide such shareholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%.  All shareholders surrendering shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary).  Certain shareholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding.  Non-U.S. shareholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Substitute Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding.  See the Letter of Transmittal.

United States Federal Withholding Tax on Payments to Non-United States Shareholders.  Non-United States Shareholders (as defined in Section 13) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer.  As described in Section 13, a sale of shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular shareholders’ facts and circumstances.  The Depositary generally will treat payments made to Non-United States Shareholders pursuant to the Offer as taxable dividends.  Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of gross proceeds payable to a Non-United States Shareholder unless the Non-United States Shareholder provides the Depositary with (1) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (2) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-United States Shareholder’s conduct of a trade or business in the United States. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Shareholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

Guaranteed Delivery.  If a shareholder desires to tender shares into the Offer and the shareholder’s share certificates are not immediately available or the shareholder cannot deliver the share certificates to the Depositary before the Expiration Date, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder may nevertheless tender the shares, provided that the shareholder satisfies all of the following conditions:

•	the shareholder makes the tender by or through an eligible guarantor institution;

•
the Depositary receives by mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•
the Depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the Letter of Transmittal, within three (3) NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.  If any tendered shares are not purchased under the Offer or are properly withdrawn before the applicable Expiration Date, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects.  All questions as to the number of shares to be accepted, the price that we will pay for the shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error).  We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful.  We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Offer with respect to a tender unless we waive that condition for all tenders made in the Offer.  Our interpretation of the terms of the Offer will be final and binding on all parties.  No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us.  None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Company Acceptance Constitutes an Agreement.  A tender of shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to the Company that:

•	the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the Offer (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the shares, or has securities immediately convertible into, or exchangeable or exercisable for, the shares, and

•	will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

Lost or Destroyed Certificates.  Shareholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact Computershare, the transfer agent for our shares, at 1-877-282-1168, for instructions as to obtaining a replacement share certificate.  That share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment.  The shareholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge.  We recommend that shareholders whose share certificate has been lost, stolen, misplaced or destroyed contact Computershare immediately in order to permit timely processing of this documentation.

SHAREHOLDERS MUST DELIVER SHARE CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT’S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO THE COMPANY OR THE INFORMATION AGENT.  THE COMPANY OR THE INFORMATION AGENT WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY, AND DELIVERY TO THE COMPANY OR THE INFORMATION AGENT WILL NOT CONSTITUTE A PROPER TENDER OF SHARES.

4.	WITHDRAWAL RIGHTS

Except as this Section 4 otherwise provides, tenders of shares are irrevocable.  You may withdraw shares that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Time for all shares.  You may also withdraw your previously tendered shares at any time after 12:00 Midnight, Eastern Time, on December 12, 2012, the Expiration Date, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written or facsimile transmission notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares that the shareholder wishes to withdraw and the name of the registered holder of the shares.  If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a shareholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise.  Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

Withdrawals may not be rescinded, and any shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn shares are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine the Purchase Price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Date of the Offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the Purchase Price so determined and not properly withdrawn prior to such Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at prices at or below the Purchase Price that is determined for the shares and are not properly withdrawn, subject to the “Small Lot” priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will accept for payment and pay a single per share Purchase Price not less than $46.00 nor greater than $50.00 per share in order to purchase 800,000 shares, subject to increase or decrease as provided in Section 2, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

We will pay for shares purchased under the Offer by depositing the aggregate Purchase Price for such shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration in connection with the Offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to such Offer promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until up to approximately four (4) business days after such Expiration Date.  Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the Purchase Price and shares not purchased due to proration or conditional tender, will be returned to the tendering shareholders, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.  In addition, if certain events occur prior to the Expiration Date for the Offer, we may not be obligated to purchase shares under the Offer.  See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the Offer.  If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER THE OFFER.  SEE SECTION 13.

6.	CONDITIONAL TENDER OF SHAREHOLDERS

Subject to the limited exception for holders of Small Lots, in the event of an oversubscription of the Offer, shares tendered at or below the applicable Purchase Price with respect to such shares prior to the applicable Expiration Date will be subject to proration.  See Section 2.  In order to avoid (in full or in part) possible proration, a shareholder may tender shares subject to the condition that we must purchase a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal if we purchase any shares tendered.  Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tenders” in the Letter of Transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares.  We urge each shareholder to consult with his or her own financial or tax advisors with respect to such election.

After the applicable Expiration Date, if more than 800,000 shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for the tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally.  If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any shareholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph).  All shares tendered by a shareholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally.  If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 800,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares.  In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.  To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7.	CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic, foreign or supranational, before any court, authority, agency or tribunal that directly or indirectly:

o
challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer;

o
in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the shares pursuant to the Offer;

o	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•
there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Company’s reasonable judgment, would or might, directly or indirectly:

o	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the Offer; or

o	delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the shares;

•	there shall have occurred:

o	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

o	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory,

o	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

o
the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

o
any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

o
any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, conditions (financial or other), assets, income, operations or prospects or that of any of our subsidiaries or the trading in shares of our Class A common stock, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries,

o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof,

o
any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares, or

o
any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on November 13, 2012;

•
legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the tender offer in any manner that would adversely affect us or any of our affiliates or shareholders;

•
a tender offer or exchange offer for any or all of the shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company, or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person or has been publicly disclosed; or

•	we learn that:

o
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 13, 2012);

o
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment;

o
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 13, 2012, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

o
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

o
any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

o
we determine that the consummation of the Offer and the purchase of the shares may (1) cause the shares to be held of record by fewer than 300 persons, or (2) cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion.  The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

8.	INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER

Information Concerning the Company

The Company, through the Gabelli brand, well known for its Private Market Value (PMV) with a CatalystTM investment approach, is a widely-recognized provider of investment advisory services to mutual funds, institutional and high net worth investors, and investment partnerships, principally in the United States.  Through Gabelli & Company, Inc. (“Gabelli & Company”), we provide institutional research and brokerage services to institutional clients and investment partnerships.  Through G.distributors, LLC (“G.distributors”), we provide mutual fund distribution.  We generally manage assets on a fully discretionary basis and invest in a variety of U.S. and international securities through various investment styles.  Our revenues are based primarily on the Company’s levels of assets under management and fees associated with our various investment products.

 Our revenues are highly correlated to the level of assets under management and fees associated with our various investment products, rather than our own corporate assets.  Assets under management, which are directly influenced by the level and changes of the overall equity markets, can also fluctuate through acquisitions, the creation of new products, the addition of new accounts or the loss of existing accounts.  Since various equity products have different fees, changes in our business mix may also affect revenues.  At times, the performance of our equity products may differ markedly from popular market indices, and this can also impact our revenues.  General stock market trends will have the greatest impact on our level of assets under management and hence, on revenues.

We conduct our investment advisory business principally through: GAMCO Asset Management Inc. (Institutional and High Net Worth), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships).  We also act as an underwriter and provide institutional research through Gabelli & Company, one of our broker-dealer subsidiaries.  The distribution of our open-end funds is conducted through G.distributors.

GGCP, through GGCP Holdings, LLC (“Holdings”), owns a majority of our Class B common stock, representing approximately 93.8% of the combined voting power of our Class A and Class B common stock, and 1.4% of the outstanding shares of our Class A common stock at September 30, 2012.  Mr. Gabelli serves as the Chief Executive Officer, a director and is the controlling shareholder of GGCP.  Accordingly, Mr. Gabelli is deemed to control the Company.

Our principal executive offices are located at One Corporate Center, Rye, NY 1058, and our telephone number is (914) 921-5000.  Additional information about our business can be found in our periodic filings with the SEC, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K.  See Section 14, “Additional Information; Miscellaneous”.

Purposes of the Offer; Certain Effects of the Offer

Purpose of the Offer.  We are making the Offer because we believe that the repurchase of shares is consistent with our long-term goal of maximizing shareholder value.  Our Board of Directors, with the assistance of management and outside advisors, has evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares.

We believe that the modified Dutch Auction set forth in this Offer to Purchase represents a mechanism to provide our shareholders who will tender with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect.  The Offer provides shareholders (particularly those who, because of the size of their share holdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales.  Furthermore, Small Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable Small Lot discounts that might be payable on sales of their shares.

After the completion of the Offer, we expect to have sufficient cash to meet our cash needs for normal operations and anticipated capital expenditures that may arise.

Certain Effects of the Offer.  The Offer presents potential risks and disadvantages to us and our continuing shareholders.  The Offer will reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders.  These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our shares as well as increased volatility of our share price after completion of the Offer.  Future open market purchases, if authorized, would further reduce our public float.

Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in us as a result of a partial tender of shares or a proration will continue to be owners of us.  As a result, those shareholders will likely realize a proportionate increase in their relative equity interest in us and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares and our reduced public float.

Shares that the Company acquires pursuant to the Offer will become authorized but unissued shares and will be available for reissuance by the Company without further shareholder action (except as may be required by applicable law or the rules of the NYSE or any securities exchange on which the shares are listed).  Subject to applicable state laws and rules of the NYSE, such shares could be issued without shareholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company’s business, stock dividends or in connection with stock option plans and other stock incentive plans, or a combination thereof.

We can give no assurance that we will not issue additional shares or other equity interests in the future.  Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price which may be significantly higher than the purchase price in the offer.  We can give no assurance, however, as to the price at which a shareholder may be able to sell his, her or its shares in the future, which price may be higher or lower than the purchase price paid by us in the Offer.

The Company may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise.  Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer.  However, Rule 13e-4 promulgated under the Exchange Act, generally prohibits the Company and its affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer.  Any possible future purchases by the Company will depend on several factors including, without limitation, the ability of the Company to make such purchases with cash or investment balances or under its financing agreements in effect at the time, the market price of the shares, the results of the Offer, the Company’s business and financial position and general economic and market conditions.

Board of Directors Approval

On November 9, 2012, the Company’s Board of Directors unanimously approved a tender offer to purchase up to 800,000 shares of our Class A common stock and designated a special committee of the Company’s Board of Directors to approve the final terms and conditions of the Offer.  On November 13, 2012, a special committee of the Company’s Board of Directors unanimously approved the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and related documents.  However, neither the Company nor any of its directors, officers or employees, nor the Information Agent, makes any recommendation to you as to whether to tender or refrain from tendering your shares.  You must make your own decision as to whether to tender some or all of your shares.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table sets forth as of November 13, 2012, the beneficial ownership of shares by (i) each of our directors and executive officers who beneficially owns shares of our Class A common stock and Class B Common Stock; and (ii) by all of our directors and executive officers as a group:

Name and Address*	Title of Class	Number of Shares		Number of Shares Acquirable within 60 days	Percent of Class (%)
Mario J. Gabelli	Class A	124,000	(1)	-0-	1.9
	Class B	19,761,860	(2)	-0-	99.2
Douglas R. Jamieson	Class A	11,247		-0-	**
	Class B	24,044		-0-	**
Agnes Mullady	Class A	9,895		-0-	**
Henry Van der Eb	Class A	1,028		-0-	**
Robert S. Zuccaro	Class A	5,475		-0-	**
Edwin L. Artzt	Class A	-0-		10,000	**
Raymond C. Avansino, Jr.	Class A	84,000	(3)	4,500	1.3
Richard L. Bready	Class A	1,000		10,000	**
Eugene R. McGrath	Class A	1,000	(4)	10,000	**
Robert S. Prather, Jr.	Class A	10		10,000	**
Elisa M. Wilson	Class A	-0-		-0-	**
	Class B	9,246		-0-	**
All Directors & Executive Officers as a Group (14 persons)	Class A	259,910		44,500	4.6
	Class B	19,795,884		-0-	99.4

(*)	The address for each of our directors and executive officers is c/o GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580.

(**)	Represents beneficial ownership of less than 1%.

Pursuant to a resolution approved by the Board of Directors, as of November 7, 2012, there are 295,644 shares of the Class B common stock that may be converted into Class A common stock.

(1)
Includes 500 shares that are owned jointly by Mr. Gabelli’s sister and brother-in-law over which Mr. Gabelli has voting and dispositive control but no pecuniary interest.  Includes 96,000 shares that are held by Holdings via GGCP.  Mr. Gabelli may be deemed to have beneficial ownership of the Class A common stock held by Holdings on the basis of (i) his position as the Chief Executive Officer of, a director of, and the controlling shareholder of GGCP which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings.  Mr. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.

(2)
Of this amount, 465,360 are owned directly by Mr. Gabelli and 19,296,500 of these shares are owned by Holdings via GGCP. Mr. Gabelli may be deemed to have beneficial ownership of the Class B common stock held by Holdings on the basis of (i) his position as the Chief Executive Officer of, a director of, and the controlling shareholder of GGCP which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings.  Mr. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.

(3)	Includes 60,000 shares that are owned by an entity for which Mr. Avansino serves as a director and officer. Mr. Avansino disclaims beneficial ownership of 60,000 shares.

(4)	Mr. McGrath has shared voting and dispositive power with respect to these shares.

GGCP, the beneficial owner of a majority of our Class B common stock and approximately 96,000 shares of our Class A common stock as of November 13, 2012, has indicated its non-binding intention to tender a portion or all of its Class A common shares in the Offer.  Mario Gabelli, our Chairman, Chief Executive Officer and Chief Investment Officer – Value Portfolios, who is also the Chief Executive Officer, a director and the controlling shareholder of GGCP, has not indicated his intention to tender in the Offer.  In addition, as of the date hereof, under a resolution of the Board of Directors of GAMCO there remain 295,644 shares of Class B common stock which may be exchanged for shares of our Class A common stock, and GGCP may exchange some of its Class B common shares for Class A common shares and tender some or all of such Class A common shares in the Offer. Mr. Gabelli may be deemed to have beneficial ownership of the Class A common stock held by GGCP by virtue of the relationships described above.  Mr. Jamieson, our President and Chief Operating Officer, has indicated his non-binding intention to tender approximately 5,000 shares in the Offer.  Our other directors and executive officers do not intend to participate in the Offer and do not intend to tender any of their shares.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving shares of our Class A common stock during the 60 days prior to November 13, 2012, except for the following transactions:

•
On September 21, 2012, September 28, 2012 and October 3, 2012, Holdings via GGCP gifted 12,000, 12,000 and 5,000 shares of Class A Common Stock, respectively.  As noted above, Mr. Gabelli may be deemed to have beneficial ownership of the Class A common stock held by Holdings on the basis of (i) his position as the Chief Executive Officer of, a director of, and the controlling shareholder of GGCP which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings.  Mr. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.

The following chart sets forth the date, number of shares of Class A common stock and price per share (including brokerage commissions) for each transaction in the Company’s securities effected by the Company during the past 60 days.  Each of the following transactions represents open-market repurchases of the Company’s Class A common stock made pursuant to its stock repurchase plan.

Date of Transaction	Number of Shares	Price Per Share (including brokerage commissions)
9/18/2012	100	$49.37
9/19/2012	2,300	$49.71
9/20/2012	100	$49.36
9/21/2012	100	$49.36
9/24/2012	12,000	$48.85
9/26/2012	200	$49.84
9/28/2012	6,537	$50.03
10/12/2012	111	$48.92
10/19/2012	1,000	$47.92

9.	PRICE RANGE OF SHARES AND SHAREHOLDERS

Shares of our Class A common stock are listed and traded on NYSE under the symbol “GBL.”  The following table sets forth the high and the low closing sales prices of our Class A common stock as reported on the NYSE for the periods indicated.

	Closing Share Prices
	High	Low
Fiscal Year Ending December 31, 2012:
First Quarter	$51.71	$43.20
Second Quarter	$49.58	$39.50
Third Quarter	$50.82	$42.71
Fourth Quarter*	$51.71	$39.52

Fiscal Year Ended December 31, 2011:
First Quarter	$49.67	$39.59
Second Quarter	$51.79	$42.17
Third Quarter	$52.35	$36.75
Fourth Quarter	$52.98	$35.81

Fiscal Year Ended December 31, 2010:
First Quarter	$49.82	$38.97
Second Quarter	$48.46	$34.94
Third Quarter	$41.27	$33.63
Fourth Quarter	$50.85	$37.99

* through November 13, 2012

On November 13, 2012, the last full trading day before the announcement of the Offer, the reported closing price of our shares of Class A common stock on the NYSE was $46.26 per share.  We recommend that holders obtain current market quotations for the shares, among other factors, before deciding whether or not to tender their shares.

10.	SOURCE AND AMOUNT OF FUNDS

The Offer is not conditioned upon financing.  We will use our existing working capital to purchase the shares tendered in the Offer.  As of September 30, 2012, the Company had approximately $288.6 million of cash and cash equivalents on hand.  The funds required by the Company to purchase the maximum amount of shares sought in the Offer is estimated to be approximately $40,000,000, assuming the shares are purchased at the maximum price per share of $50.00.  We will also use our existing working capital to pay expenses associated with this Offer, estimated to be approximately $100,000.

11.	TRANSACTIONS AND AGREEMENTS CONCERNING SHARES

Agreements and Arrangements Relating to the Company’s Securities

Other than as set forth below, and as set forth in our Restated Certificate of Incorporation and Amended and Restated Bylaws, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Depositary and Information Agent.  The Company has retained Computershare Trust Company, N.A. to act as the Depositary and Morrow & Co., LLC to act as the Information Agent in connection with the Offer.  The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses.  The Company will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection with their services, including liabilities under the federal securities laws.

Voting Rights.  The holders of Class A common stock and Class B common stock have identical rights except that (i) holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by shareholders in general, and (ii) holders of Class A common stock are not eligible to vote on matters relating exclusively to Class B common stock and vice versa.

Stock Award and Incentive Plans.  The Company maintains two Stock Award and Incentive Plans (the “Plans”) approved by the shareholders, which are designed to provide incentives which will attract and retain individuals key to the success of the Company through direct or indirect ownership of our common stock.  Benefits under the Plans may be granted in any one or a combination of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents and other stock or cash based awards.  A maximum of 1.5 million shares of Class A common stock have been reserved for issuance under each of the Plans by a committee of the Board of Directors responsible for administering the Plans (“Compensation Committee”).  Under the Plans, the committee may grant restricted stock awards (“RSAs”) and either incentive or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price that the committee may determine.  As of November 7, 2012, there were 540,275 shares available to be issued for future grants under the Plans.

On November 13, 2012, the Company’s Board of Directors accelerated the lapse of restrictions on all outstanding restricted stock awards (“RSAs”), effective November 13, 2012.  On November 13, 2012, there were 369,100 RSAs outstanding.  By the unanimous written consent of the Compensation Committee dated as of November 13, 2012, the Compensation Committee also determined to withhold a portion of the shares distributed to each RSA holder in order to pay amounts of withholding and other taxes due.

Stock Repurchase Program. In 1999, the Board of Directors established the Stock Repurchase Program through which the Company has been authorized to purchase up to $9 million of Class A common stock. During 2010, the Board of Directors authorized additional repurchases of 500,000 shares in May. In May 2011, the Board of Directors authorized an additional 500,000 shares. In 2011, 2010 and 2009, we repurchased 450,966 shares, 684,003 shares and 156,500 shares, respectively, at an average price of $45.24 per share, $44.15 per share and $44.91 per share, respectively. From January 1, 2012 through November 12, 2012, we repurchased 276,639 shares at an average price of $44.95 per share. There remain 296,728 shares available under this program at November 12, 2012. Under the program, the Company has repurchased 7,620,691 shares at an average price of $40.78 per share and an aggregate cost of $310.8 million through November 12, 2012.

Dividends.   From time to time, the Company pays dividends to its Class A and Class B shareholders.  On November 9, 2012, the Company’s Board of Directors declared a special dividend of $2.20 per share to all of its Class A and Class B shareholders in addition to declaring a quarterly dividend of $0.05 per share to all of its Class A and Class B shareholders, payable on November 29, 2012 to shareholders of record on November 21, 2012.

Other Agreements and Relationships with Executive Officers, Directors, Controlling Persons and Subsidiaries

Employment Agreement with Mario Gabelli. On February 6, 2008, Mr. Gabelli entered into an amended and restated employment agreement (the “2008 Employment Agreement”) with the Company, which was approved by the Company’s shareholders on November 30, 2007 and which limits his activities outside of the Company. The 2008 Employment Agreement modified Mr. Gabelli’s previous employment agreement, which had been entered in 1999 and largely reflected terms in effect since 1977, primarily by (i) eliminating outdated provisions, clarifying certain language and reflecting our name change; (ii) revising the term of the Employment Agreement from an indefinite term to a three-year initial term with an automatic extension for an additional year on each anniversary of the Employment Agreement’s effective date unless either party gives written notice of termination at least 90 days in advance of the expiration date; (iii) allowing for services to be performed for former subsidiaries that are spun off to shareholders or otherwise cease to be subsidiaries in similar transactions; (iv) allowing new investors in the permitted outside accounts if all of the performance fees, less expenses, generated by assets attributable to such investors are paid to us; (v) allowing for the management fee to be paid directly to Mr. Gabelli or to an entity designated by him; and (vi) adding certain language to ensure that the 2008 Employment Agreement complies with Section 409A of the Internal Revenue Code.

Mr. Gabelli (or, at his option, his designee) receives an incentive-based management fee in the amount of 10% of our aggregate annual pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. generally accepted accounting principles (before consideration of this fee) so long as he is an executive of the Company and devotes the substantial majority of his working time to our business. This incentive-based management fee is subject to the Compensation Committee’s review at least annually for compliance with its terms.  The 2008 Employment Agreement may not be amended without the approval of the Compensation Committee and Mr. Gabelli.

Consistent with the Company’s practice since its inception in 1977, Mr. Gabelli will also continue receiving a percentage of revenues or net operating contribution, which are substantially derived from assets under management, as compensation relating to or generated by the following activities: (i) managing or overseeing the management of various investment companies and partnerships, (ii) attracting mutual fund shareholders, (iii) attracting and managing separate accounts and alternative funds, and (iv) otherwise generating revenues for the Company. Such payments are made in a manner and at rates as agreed to from time to time by GAMCO, which rates have been and generally will be the same as those received by other professionals at GAMCO performing similar services. With respect to our institutional and high net worth asset management and mutual fund advisory business, we pay out up to 40% of the revenues or net operating contribution to the portfolio managers and marketing staff who introduce, service or generate such business, with (i) payments involving the separate accounts being typically based on revenues and (ii) payments involving the mutual funds being typically based on net operating contribution.

 In accordance with the terms of his 2008 Employment Agreement, Mr. Gabelli has agreed that while he is employed by us he will not provide investment management services outside of GAMCO, except for certain permitted accounts or except for services to be performed for former subsidiaries that are spun off from the Company such as Teton Advisors, Inc. (“Teton”).  During 2011, Mr. Gabelli served as a portfolio manager for Teton and as a portfolio manager for various privately offered funds.

Certain Related Party Transactions

GGCP, through Holdings, owns a majority of our Class B common stock, representing approximately 93.8% of the combined voting power of our Class A and Class B common stock, and 72.9% of the aggregate outstanding shares of our Class A and Class B common stock at September 30, 2012.  Mr. Gabelli serves as the Chief Executive Officer, a director and is the controlling shareholder of GGCP.  Various family members of Mr. Gabelli are shareholders of GGCP including Ms. Wilson.

In fiscal 2011, the Company incurred variable costs of $585,631 for actual usage (but not the fixed costs) relating to our use of aircraft in which GGCP owns the fractional interests.

We lease an approximately 60,000 square foot building located at 401 Theodore Fremd Avenue, Rye, New York as our headquarters (the “Building”) from M4E, LLC, (“M4E”), an entity that is owned by family members of Mr. Gabelli, including Ms. Wilson. Under the lease for the Building, which expires on December 31, 2023, we are responsible for all operating expenses, costs of electricity and other utilities and taxes. For the period January 1, 2011 through December 31, 2011 the rent was $1,103,567, or $18.39 per square foot.   As a member of M4E, Ms. Wilson is entitled to receive her pro-rata share of payments received by M4E under the lease.

 We sublease approximately 3,300 square feet in the Building to LICT, a company for which Mr. Gabelli serves as Chairman and CEO and is deemed to be the controlling shareholder in his role as general partner of MJG IV Limited Partnership (“MJG IV”), the largest shareholder of LICT. Mr. Gabelli’s children, including Ms.Wilson, are the limited partners of MJG IV.  LICT pays rent to us at the rate of $28 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid to us in fiscal 2011 for rent and other expenses under this lease was $119,025.  Concurrent with the extension of the lease on the Building, the Company and LICT agreed to extend the term of the sublease until December 5, 2023 on the same terms and conditions.    As of July 1, 2008, we also sublease approximately 1,600 square feet in the Building to Teton, formerly a 42%-owned subsidiary of the Company whose shares were distributed to the Company’s shareholders on March 20, 2009.  Teton pays rent to us at the rate of $37.75 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amounts paid in fiscal 2011 to us for rent and other expenses under this lease were $69,330.

In 2009, GAMCO entered into a sublease of its office space in Reno, Nevada to CIBL, Inc. (“CIBL”).  Mr. Gabelli is a director of CIBL and is deemed to be the controlling shareholder of CIBL through his role as general partner of MJG IV, the largest shareholder of CIBL.  Under the terms of the Reno sublease, the Company granted CIBL the right to use such part of GAMCO’s Reno office as the Company and CIBL shall from time to time agree.  The sublease granted CIBL the right to use the Reno office until July 31, 2009 with an automatic renewal for one additional calendar year which extended the sublease until July 31, 2010.  Since August 1, 2010, the space has been subleased on a month-to-month basis. For fiscal 2011, the rent for the Reno sublease was $6,000.

 In addition to the sublease of space in the Building, we entered into a number of agreements in connection with the Company’s distribution of the shares of Class A and B common stock in Teton.  These agreements are as follows: a Separation and Distribution Agreement, a Transitional Administrative and Management Services Agreement (“Administrative Agreement”) and Service Mark and Name License Agreement (the “License Agreement”).  Pursuant to the Administrative Agreement, we provide certain services to Teton including senior executive functions, strategic planning and general corporate management services; mutual fund administration services; treasury services, including insurance and risk management services and administration of benefits; operational and general administrative assistance including office space, office equipment, administrative personnel, payroll, and procurement services as needed; accounting and related financial services, legal, regulatory and compliance advice, including the retention of a Chief Financial Officer and a Chief Compliance Officer; and human resources functions, including sourcing of permanent and temporary employees as needed, recordkeeping, performance reviews and terminations.  Effective January 1, 2011, the Administrative Agreement was amended to be based on a tiered formula as opposed to a fixed rate.  Under the amended agreement, the Company is compensated by Teton 20 basis points annually on the first $370 million of average assets under management (“AUM”) in the Teton funds, 12 basis points annually on the next $630 million of average AUM in the Teton funds, and 10 basis points annually of average AUM in the Teton funds in excess of $1 billion. The License Agreement provides Teton and the funds that it manages the use of certain names and service marks.  Pursuant to the Administrative Agreement and the License Agreement, the Company was compensated in fiscal 2011 by Teton $15,000 per month, or $180,000 for the full year, plus an average of 15.3 basis points of the average AUM in the Teton funds (pursuant to the tiered formula) for providing mutual fund administration services to these funds, or $1,365,053 for fiscal 2011. We sublease space in the Building to Teton as discussed above.   Gabelli & Company, Inc. (“Gabelli & Company”), the Company’s affiliated broker-dealer through July 31, 2011 and G.distributors, LLC (“G.distributors”) thereafter, both served as a distributor to the six mutual funds that are managed by Teton during fiscal 2011.  In fiscal 2011, the funds managed by Teton paid Gabelli & Company $1,854,425 in distribution fees, of which $1,293,025 was reallocated to other broker dealers by Gabelli & Company, and paid G.distributors $1,212,398 in distribution fees, of which $909,571 was reallocated to other broker dealers by G.distributors.  In fiscal 2011, Mr. Gabelli earned $809,781 in portfolio manager compensation for acting as co-manager of the GAMCO Westwood Mighty Mites Fund, a Teton micro-cap fund.

 Mr. Gabelli and Gabelli Securities, Inc. (“Gabelli Securities”), a majority-owned subsidiary of the Company, serve as co-general partners of Gabelli Associates Fund, LP (“GAF”). Mr. Gabelli receives portfolio manager and relationship manager compensation through an incentive allocation directly from GAF.  In fiscal 2011, Mr. Gabelli earned $448,396 in incentive fees from GAF, of which he allocated $136,771 to other professional staff.

 Gabelli Securities International Limited (“GSIL”) was formed in 1994 to provide management and investment advisory services to certain offshore funds and accounts.  A family member of our Chairman owns 55% of GSIL, and Gabelli Securities owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited (“GIGFL”), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed, and GSIL entered into an agreement to provide management services to GIGFL. Gabelli Securities in turn entered into an agreement with GSIL to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, Gabelli Securities received investment management fees of $32,203 and no incentive fees for fiscal 2011.

  In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. GSIL and Gemini Capital Management, LLC (“GCM”), an entity owned by a family member of our Chairman, were engaged by the fund as co-investment advisors as of July 1, 1999. The fund paid half of the management fees for fiscal 2011, in the amount of $45,668 to GCM.  There were no incentive fees earned or paid to GCM during fiscal 2011.

 In April 1999, Gabelli Securities formed Gabelli Global Partners, L.P., an investment limited partnership for which Gabelli Securities and GCM are the co-general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. The fund paid Gabelli Securities $177,808 of management fees in fiscal 2011, which, in turn, paid GCM half of this amount or $88,904. There were no incentive fees earned or paid in fiscal 2011.

 GAMCO Asset Management Inc. (“GAMCO Asset Management”), a wholly owned subsidiary of the Company, has entered into an agreement to provide advisory and administrative services to MJG Associates, Inc. (“MJG Associates”), which has been wholly owned by our Chairman since 1990,with respect to the private investment funds that it manages.  Pursuant to this agreement, MJG Associates paid GAMCO Asset Management $10,000 (excluding reimbursement of expenses) for fiscal 2011. Mr. John Gabelli, the brother of our Chairman, is the sole shareholder of an entity that is the general partner of two investment partnerships - Manhattan Partners I, L.P. (“Manhattan I”) and Manhattan Partners II, L.P. (“Manhattan II”).  Manhattan I and Manhattan II paid GAMCO Asset Management investment advisory fees in the amount of $19,608 for fiscal 2011.  In turn, GAMCO Asset Management paid John Gabelli $7,284, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as the relationship manager for both Manhattan I and Manhattan II for fiscal 2011.  Manhattan I paid management fees in the amount of $10,665 to the general partners of Gemini Global Partners, L.P., and Gabelli Securities’ portion of this was one-half or $5,333.  In addition, an entity that Mr. John Gabelli’s wife is the sole shareholder of is the co-general partner of S.W.A.N. Partners, LP (“S.W.A.N.”), which is a separately managed account of GAMCO Asset Management.  S.W.A.N. paid GAMCO Asset Management investment advisory fees in the amount of approximately $36,466 for fiscal 2011.  In turn, GAMCO Asset Management paid John Gabelli $3,644, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as relationship manager for S.W.A.N. for fiscal 2011.

 We incur expenses for certain professional and administrative services, and purchase services from third party providers, such as payroll, transportation, insurance and public relations services, on behalf of GGCP and MJG Associates.  GGCP and MJG Associates reimburse us for these expenses.  The amount reimbursable from GGCP and MJG Associates to us for such expenses for fiscal 2011 was approximately $221,263 and $674,503, respectively.  Of these amounts, $89,937 and $674,503 were owing to the Company at December 31, 2011 by GGCP and MJG Associates, respectively.  The GGCP amount was paid in full on February 23, 2012, and $670,000 of the MJG Associates amount was paid on March 12, 2012.

 Certain directors and executive officers have immediate family members who are employed by us, our subsidiaries, and certain related entities. The base salaries and bonuses of each of these immediate family members are established in accordance with our compensation practices applicable generally to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members, and all of the immediate family members of our directors mentioned below are financially independent adult children. None of the immediate family members mentioned below is an executive officer with us. A daughter of Mr. Avansino, one of our directors, is employed by one of our subsidiaries in a sales and marketing role and earned in fiscal 2011 a base salary of $100,000  and incentive-based variable compensation based on revenues generated by certain relationships (“Variable Compensation”) of $357,843 plus usual and customary benefits. She also had 2,500 restricted stock awards outstanding at December 31, 2011.  Of these, she received 1,500 restricted stock awards with an effective grant date, under FASB guidance, of February 9, 2010 and a legal grant date of June 1, 2010, and with a grant date fair value of $40.64 per share, and an additional 1,000 restricted stock awards with an effective and legal grant date of January 15, 2011 and with a grant date fair value of $48.85 per share. As with all Company restricted stock awards, fair value equals the close of the Company’s Class A common stock on the effective grant date under FASB guidance.

 A family member of our Chairman, who has been employed by one of our subsidiaries since 1998, earned in fiscal 2011 a base salary of $250,000 and $931,819 in Variable Compensation plus usual and customary benefits.  He also had 1,500 restricted stock awards outstanding at December 31, 2011 with an effective and legal grant date of January 15, 2011 and with a grant date fair value of $48.85 per share, equal to the close of the Company’s Class A common stock on that day.  Compensation expense of $16,853 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2011 in accordance with FASB guidance. Michael Gabelli, a son of our Chairman, who is employed by one of our subsidiaries, earned in fiscal 2011 a base salary of $75,000 and a bonus of $50,000 plus usual and customary benefits.  Our Chairman’s spouse, who has been employed by a subsidiary of the Company in a sales and marketing role since 1984, has been a director of that subsidiary since 1991 and has been his spouse since 2002, earned no base salary and no bonus in fiscal 2011 but did earn Variable Compensation of $3,828,245 plus usual and customary benefits.  She also had 6,500 restricted stock awards outstanding at December 31, 2011.  Of these, she received 3,000 restricted stock awards with an effective grant date under FASB guidance of February 9, 2010 and a legal grant date of June 1, 2010, and with a grant date fair value of $40.64 per share and an additional 3,500 restricted stock awards with an effective and legal grant date of January 15, 2011 and with a grant date fair value of $48.85 per share.  John Gabelli, the brother of our Chairman, earned $342,555 in Variable Compensation in fiscal 2011 plus customary benefits. He also had 1,500 restricted stock awards outstanding at December 31, 2011.  Of these, he received 500 restricted stock awards with an effective grant date under FASB guidance of February 9, 2010 and a legal grant date of June 1, 2010, and with a grant date fair value of $40.64 per share, and an additional 1,000 restricted stock awards with an effective and legal grant date of January 15, 2011 and with a grant date fair value of $48.85 per share.   Ms. Wilson, a director and the daughter of our Chairman, is also a professional staff member of the Company.  Ms. Wilson has been on extended unpaid leave from the Company since January 1, 2004 and therefore received no compensation during fiscal 2011 other than $110,000 in compensation she received as a director disclosed in the “Director Compensation Table for fiscal 2011” and her previously-discussed entitlement, as a member of M4E, to receive her pro-rata share of payments received by M4E under the lease on the Building.

 The spouse of our Controller and Co-Chief Accounting Officer is employed as the Executive Vice President and Chief Financial Officer of LICT, the Chief Financial Officer and the Interim Chief Executive Officer of CIBL, and the Chief Financial Officer of Morgan Group Holding, Inc. (“Morgan”).  In addition to serving as the Chairman and Chief Executive Officer of LICT and as a Director of CIBL, our Chairman also serves as the Chairman and Chief Executive Officer of Morgan.

 On May 31, 2006, we entered into an Exchange and Standstill Agreement (“Standstill Agreement”) with Frederick J. Mancheski, a significant shareholder, pursuant to which, among other things, he agreed to exchange his 2,071,635 shares of Class B common stock for an equal number of shares of Class A common stock.  Pursuant to a Registration Rights Agreement that we entered into with Mr. Mancheski, we filed a shelf registration statement that was declared effective by the SEC on September 1, 2006 for the sale by Mr. Mancheski and others, including certain of our officers and employees, of up to 2,486,763 shares of Class A common stock.

 As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of these staff members the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates. From time to time, we, through our subsidiaries, in the ordinary course of business have also provided brokerage or investment advisory services to our directors, substantial shareholders or entities controlled by such persons for customary fees.

12.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.  We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.  Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares that we seek to purchase in this Offer.  Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.  Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If the Company (1) increases the price to be paid for the shares above $50.00 per share, decreases the price to be paid for the shares below $46.00 per share, decreases the number of shares being sought in the Offer or increases the number of shares being sought in the Offer by more than 2% of our outstanding shares, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 12, the Offer will be extended until the expiration of such period of ten business days.

13.	U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences of the Offer to shareholders whose shares are properly tendered and accepted for payment pursuant to the Offer.  Those shareholders who do not participate in the Offer should not have any United States federal income tax consequences as a result of the Offer.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis).  This summary addresses only shares held as capital assets.  It does not address all of the tax consequences that may be relevant to particular shareholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for United States federal incomes tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, or United States Holders (as defined below) that have a functional currency other than the United States dollar). This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  A shareholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

For purposes of this summary, a “United States Holder” is a beneficial owner of shares that for United States federal income tax purposes is any of the following:

•	a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for United States federal income tax purposes.

A “Non-United States Holder” is a beneficial owner of shares, other than a partnership or other entity treated as a partnership for United States federal income tax, who is not a United States Holder.

Shareholders should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or foreign tax laws.

Consequences of the Offer to United States Holders

Characterization of the Purchase—Distribution vs. Sale Treatment.  Our purchase of shares from a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.

As a consequence of any such purchase, a United States Holder will, depending on the United States Holder’s particular circumstances, be treated either as having sold the shares or as having received a distribution in respect of such United States Holder’s shares.

We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment.

Section 302 Tests—Determination of Sale or Distribution Treatment.

Our purchase of shares pursuant to the Offer will be treated as a sale of the shares by a United States Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the United States Holder’s equity interests in us;

•	as a result of the purchase, there is a “substantially disproportionate” reduction in the United States Holder’s equity interest in us; or

•	the receipt of cash by the United States Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares pursuant to the Offer will be treated as a distribution.  In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply.  Under the constructive ownership rules, a United States Holder will be considered to own shares of our Class A common stock owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trust and estates) in which the United States Holder has an equity interest, as well as certain shares of our Class A common stock which the United States Holder has an option to acquire.

•
Complete Redemption.  The purchase of shares pursuant to the Offer will result in a “complete redemption” of a United States Holder’s equity interest in the Company, if, immediately after such purchase, such holder owns, actually and constructively, no shares of our Class A common stock.  In applying the “complete redemption” test, a United States Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such holder complies with the provisions of Section 302(c) of the Code and applicable Treasury Regulations.  A United States Holder wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.  A United States Holder who holds shares or options to acquire shares of our Class A common stock will be treated as the constructive owner of such shares of our Class A common stock, and therefore will not be eligible for “complete redemption” treatment.

•
Substantially Disproportionate.  In general, our purchase of a United States Holder’s shares pursuant to the Offer will be “substantially disproportionate” as to a United States Holder if, immediately after the purchase, the percentage of the outstanding shares of our Class A common stock that the United States Holder actually and constructively owns (including shares of our Class A common stock constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding shares of our Class A common stock actually and constructively owned by the United States Holder immediately before the purchase.

•
Not Essentially Equivalent to a Dividend.  Our purchase of a United States Holder’s shares pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States Holder’s proportionate interest in us, given the United States Holder’s particular facts and circumstances.  The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.”  A United States Holder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder’s proportionate interest in us is “meaningful” given the particular facts and circumstances of the holder in the context of the Offer.  In particular, depending on the total number of shares purchased pursuant to the Offer, it is possible that a tendering shareholder’s percentage interest in us (including any interest attributable to shares of our Class A common stock constructively owned by the shareholder as a result of the ownership of shares or options) could increase even though the total number of shares of our Class A common stock beneficially owned by such shareholder decreases.

If a United States Holder sells shares to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares for more than one year at the date of the sale.  If such sale occurs at or about the time such holder also sells shares pursuant to the Offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder’s proportionate interest in us, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder’s sale of shares pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares sold to us.

If a shareholder does not satisfy any of the Section 302 tests, the purchase will not be treated as a sale or exchange and the amount received by the shareholder from us will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles.  Such a dividend would be includible in the United States Holder’s gross income without reduction for the tax basis of the shares sold, and no current loss would be recognized.  Currently, if certain holding period and other requirements are met, dividends are taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains.  To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its shares of our Class A common stock and any remainder will be treated as capital gain from the sale of the shares.  To the extent that a purchase of a United States Holder’s shares by us in the Offer is treated as the receipt of a dividend, the United States Holder’s remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares will be added to any shares of our Class A common stock retained by the United States Holder, subject to certain adjustments in the case of a corporate shareholder.

To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations).  In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in any amount equal to the non-taxed portion of the dividend.  If an individual, trust or estate receives an extraordinary dividend with respect to a share of stock eligible for the reduced qualified dividend rates under current law, a subsequent loss of the share will be characterized as long-term capital loss to the extent of such dividend.  United States Holders should consult their own tax advisors as to the application of the provisions of the Code to the Offer and the tax consequences of dividend treatment of the purchase of shares pursuant to this Offer in their particular circumstances.

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Consequences of the Offer to Non-United States Holders

The United States federal income tax treatment of our purchase of shares from a Non-United States Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-United States Holder’s particular circumstances, as having sold the shares or as having received a distribution in respect of such Non-United States Holder’s shares.  The appropriate treatment of the purchase of shares will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Section 302 Tests—Determination of Sale or Distribution Treatment”).

A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares purchased by us pursuant to the Offer.  A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares unless any one or more of the following is true:

•
the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

•
in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 days in the taxable year of the disposition and certain other conditions are met; or

•
in the case of a Non-United States Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a “United Sates real property holding corporation” and certain other requirements are met.

We do not believe that we have been or currently are a “United States real property holding corporation.”  Individual Non-United States Holders who are treated, for United States federal income tax purposes, as having sold their shares to us pursuant to the Offer and that are present in the United States for 183 days or more during the year and certain other conditions are met may, under certain circumstances, be taxed on their gains from the sale of the shares, net of applicable United States gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%.  Non-United States Holders who are treated as having sold their shares to us pursuant to the Offer and that are subject to United States federal income tax on “effectively-connected” gain (as described above) generally will be taxed on such sale in the same manner in which a United States Holder would be taxed.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares of our Class A common stock.  The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Characterization of the Purchase—Distribution vs. Sale Treatment”).  As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

Withholding For Non-United States Holders.  Because, as described above, we cannot predict whether any particular shareholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the Offer as a dividend distribution from us.  Accordingly, the Depositary generally will withhold United States federal income tax equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States and (ii) the shareholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY.  In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI.  If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-United States Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due.  Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET.  IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX.  NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED SATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding.

Under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate (currently 28%) on the Purchase Price paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer.  To avoid such backup withholding, each such United States Holder must provide the Depositary with such shareholder taxpayer identification number and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such shareholder is not subject to backup withholding.  Certain “exempt” recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements.  For a Non-United States Holder to qualify for such exemption, such Non-United States Holder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to such Non-United States Holding’s exempt status.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be refunded or credited against the shareholder’s United States federal income tax liability if certain required information is furnished to the IRS.  Shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.  YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.	ADDITIONAL INFORMATION; MISCELLANEOUS

We filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part.  This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that shareholders review the Schedule TO, including the exhibits, and the other materials we have filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions.  If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform shareholders of this decision.  If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and shareholders should consult with personal advisors if holders have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith we file and furnish reports and other information with the SEC.  All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be read and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.  You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The following documents contain important information about us and we incorporate them herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012;

•
Our Current Reports on Form 8-K filed with the SEC on February 8, 2012, May 2, 2012 (with respect to Item 8.01), May 3, 2012, May 21, 2012, June 8, 2012, June 19, 2012, July 3, 2012, July 9, 2012, August 7, 2012 (with respect to Item 8.01), November 9, 2012 and November 13, 2012.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Shareholders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above.  Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents.  Shareholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at One Corporate Center, Rye, NY 10580-1422; telephone: (914) 921-3700.  Any shareholder requesting information should be sure to include his or her complete name and address in the request.

Sincerely,

/s/ Robert S. Zuccaro
Robert S. Zuccaro
Executive Vice-President
and Chief Financial Officer
GAMCO Investors, Inc.
November 14, 2012

The Depositary for the Offer is:

By Mail:	By Overnight Courier:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Please direct any questions or requests for assistance and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below.  Shareholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue
Stamford, CT 06902

Shareholders please call:  (800) 573-4370
Banks and Brokers please call:  (203) 658-9400
Email: GAMCO.info@morrowco.com